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                         EL PASO NATURAL GAS COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES
                            Form 10-K, Exhibit 12
                            (Dollars in millions)

                                                                            Year Ended December 31,
                                                          ----------------------------------------------------------
                                                          1995          1994         1993          1992         1991
                                                          ----          ----         ----          ----         ----
Earnings
         Income (loss) from continuing operations          $ 85         $ 90         $ 92          $ 76         $ 89
         Income taxes (benefit)                              48           58           59            47           52
                                                           ----         ----         ----          ----         ----
         Income (loss) from continuing operations
          before income taxes                               133          148          151           123          141
         Interest and debt expense                           85           76           71            68           74
         Interest component of rent                           3            3            3             3            2
                                                           ----         ----         ----          ----         ----
         Total Earnings Available for Fixed Charges        $221         $227         $225          $194         $217
                                                           ====         ====         ====          ====         ====

Fixed Charges (a)
         Interest and debt expense                           85           76           71            68           74
         Interest component of rent                           3            3            3             3            2
                                                           ----         ----         ----          ----         ----
         Total fixed charges                               $ 88         $ 79         $ 74          $ 71         $ 76
                                                           ====         ====         ====          ====         ====

Ratio of Earnings to Fixed Charges (b)                     2.51x        2.87x        3.04x         2.73x        2.86x
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(a) Fixed charges consist of interest, exclusive of interest on rate refunds, plus interest capitalized, and a portion of operating lease rent expense deemed to be representative of interest.

(b) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented would be the same as the ratio of earnings to fixed charges since EPG has no outstanding preferred stock or preference stock and therefore, no dividend requirements.